UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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BOLT TECHNOLOGY CORPORATION

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BOLT TECHNOLOGY CORPORATION
Four Duke Place
Norwalk, Connecticut 06854
(203) 853-0700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 26, 2013

To the Stockholders of Bolt Technology Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”), will be held at the Doubletree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, on Tuesday, November 26, 2013, at 10:00 A.M., Eastern Standard Time, for the following purposes:

(1)	To elect Joseph Espeso, Michael C. Hedger and Stephen F. Ryan as directors of the Company to hold office for a term of three years and until their successors are duly elected and shall qualify.
(2)	To hold an advisory vote on the compensation of the Company’s named executive officers.
(3)	To ratify the appointment of McGladrey LLP as the Company’s independent accountants for the fiscal year beginning July 1, 2013.
(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on October 1, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

Directions to the meeting location may be obtained by contacting the Company’s Secretary at (203) 853-0700.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY AT THEIR EARLIEST CONVENIENCE, EVEN IF THEY PLAN TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
WILLIAM C. ANDREWS,
Secretary

Dated: October 24, 2013

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting
to be held on November 26, 2013

This Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders
are available at http://www.bolt-technology.com

BOLT TECHNOLOGY CORPORATION
Four Duke Place
Norwalk, Connecticut 06854
(203) 853-0700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 26, 2013

The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Bolt Technology Corporation (the “Company”) to be held at the Doubletree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, on Tuesday, November 26, 2013, at 10:00 A.M., Eastern Standard Time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement, Notice of Annual Meeting and accompanying proxy card will be first given or mailed to stockholders is October 24, 2013.

Only stockholders of record of the Company’s Common Stock, without par value (the “Common Stock”), at the close of business on October 1, 2013, are entitled to notice of, and to vote the shares of Common Stock held by them on that date at, the Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournments or postponements thereof. On October 1, 2013, there were 8,662,075 shares of Common Stock outstanding, the holders of which are entitled to one vote per share on all matters.

A quorum for the Annual Meeting of Stockholders shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy.

Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder may still attend the meeting and vote in person, regardless of whether he has previously given a proxy, but presence at the meeting will not revoke his proxy unless such stockholder votes in person.

If the accompanying proxy card is properly completed, signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxies in the proxy card will vote (i) FOR the slate of nominees proposed by the Board of Directors, (ii) FOR the advisory vote on the compensation of the Company’s named executive officers, (iii) FOR the ratification of the appointment of McGladrey LLP as the Company’s independent accountants for the fiscal year beginning July 1, 2013 and (iv) with regard to all other matters that may be properly brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxies.

Votes withheld, abstentions and broker non-votes (shares held by brokers or nominees that are present in person or represented by proxy but which are not voted on a particular matter because instructions have not been received from the beneficial owner) will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Directors will be elected by a plurality of votes cast, in person or by proxy, at the Annual Meeting. The vote on the compensation of the Company’s named executive officers is advisory and non-binding. The ratification of the appointment of McGladrey LLP as the Company’s independent accountants and all other matters that properly come before the Annual Meeting will be approved if the votes cast in favor of the matter exceed the votes cast in opposition to the matter. With respect to all matters to be voted upon at the Annual Meeting, votes withheld, abstentions and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Voting power is the power to vote or direct the voting of securities, and investment power is the power to dispose of or direct the disposition of securities. The following table sets forth certain information concerning each person known to the Company or its management who beneficially owned more than 5% of the Company’s Common Stock as of October 1, 2013. All information shown in the table is based solely on information reported on Schedule 13Gs filed with the Securities and Exchange Commission on the dates indicated in the footnotes to the table.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	565,833	6.5%
Steven Tannenbaum & Greenwood Investments, Inc.(3) 222 Berkeley Street, 17th Floor Boston, MA 02116	579,960	6.7%
Thomson Horstmann & Bryant, Inc.(4) 501 Merritt 7 Norwalk, CT 06851	453,850	5.2%

(1)	Percentages are based on 8,662,075 shares of the Company’s Common Stock outstanding on October 1, 2013.
(2)	BlackRock, Inc. filed a Schedule 13G with the Securities and Exchange Commission on January 30, 2013, with respect to the beneficial ownership of the Company’s Common Stock. The Schedule 13G states that the following subsidiaries of BlackRock, Inc. acquired the Company’s Common Stock that is being reported on by BlackRock, Inc.: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A. BlackRock, Inc. is deemed to be the beneficial owner of 565,833 shares of the Company’s Common Stock owned by the subsidiaries of BlackRock, Inc. and had sole voting and dispositive power for all such shares.
(3)	Steven Tannenbaum, Greenwood Investments, Inc., Greenwood Capital Limited Partnership, MGPLA, L.P. and PVF-ST, LP (collectively, the “Reporting Persons”) jointly filed a Schedule 13G/A with the Securities and Exchange Commission on February 14, 2013, with respect to the beneficial ownership of the Company’s Common Stock. The Schedule 13G/A states that Mr. Tannenbaum is the President of Greenwood Investments, Inc. (the “General Partner”), which is the sole general partner of each of Greenwood Capital Limited Partnership (“Capital”) and MGPLA, L.P. (“MGPLA”) and the manager of PVF-ST, LP (“PVF-ST”). The Schedule 13G/A further states that as of December 31, 2012, the Reporting Persons, in the aggregate, beneficially owned 579,960 shares of Common Stock of the Company, with the beneficial ownership of each Reporting Person being as follows: (i) Capital beneficially owned 315,636 shares of Common Stock; (ii) MGPLA beneficially owned 124,950 shares of Common Stock, (iii) PVF-ST beneficially owned 139,374 shares of Common Stock and (iv) the General Partner, as the sole general partner of each of Capital and MGPLA, and the manager of PVF-ST, and Mr. Tannenbaum, as the president of the General Partner, each beneficially owned 579,960 shares of Common Stock. The General Partner had sole voting and dispositive power for all such shares.
(4)	Thomson Horstmann & Bryant, Inc. filed a Schedule 13G with the Securities and Exchange Commission on February 12, 2013, with respect to the beneficial ownership of 453,850 shares of the Company’s Common Stock. Thomson Horstmann & Bryant, Inc. had sole voting power over 364,850 shares and sole dispositive power over all the shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth all equity securities of the Company beneficially owned as of October 1, 2013, by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table below, and (iii) all directors and executive officers as a group. Except as otherwise indicated, all beneficial ownership reflected in the table represents sole voting and investment power as to the shares of Common Stock listed.

Name	Amount of Shares of Common Stock Owned/Nature of Ownership(1)(2)	Options Exercisable(3)	Total	Percent of Total Class(4)
William C. Andrews	21,897	—	21,897	*
Kevin M. Conlisk	22,275	1,875	24,150	*
Joseph Espeso	36,196	—	36,196	*
Michael H. Flynn	14,900	1,875	16,775	*
Michael C. Hedger	83,418	—	83,418	1.0%
George R. Kabureck	14,642	1,875	16,517	*
Stephen F. Ryan	4,300	5,625	9,925	*
Peter J. Siciliano	3,675	1,875	5,550	*
Gerald A. Smith	22,999	1,875	24,874	*
Raymond M. Soto	206,559	—	206,559	2.4%
All Executive Officers and Directors as a Group	430,861	15,000	445,861	5.1%

*	Less than 1% of the Company’s outstanding shares of Common Stock as of October 1, 2013.
(1)	Includes 1,146 shares and 2,812 shares held by the wives of Messrs. Espeso and Soto, respectively (an aggregate of 3,958 shares owned by the wives of all directors and officers as a group), as to which such directors and officers disclaim beneficial ownership.
(2)	Includes 8,000 shares of restricted stock held by Mr. Andrews; 1,440 shares of restricted stock held by Mr. Conlisk; 4,600 shares of restricted stock held by Mr. Espeso; 2,040 shares of restricted stock held by Mr. Flynn; 30,000 shares of restricted stock held by Mr. Hedger; 2,040 shares of restricted stock held by Mr. Kabureck; 1,440 shares of restricted stock held by Mr. Ryan; 740 shares of restricted stock held by Mr. Siciliano; 1,440 shares of restricted stock held by Mr. Smith; and 42,500 shares of restricted stock held by Mr. Soto. Pursuant to the terms of each restricted stock award agreement, each individual has voting power but not investment power as to the shares of restricted stock held by him.
(3)	Represents shares subject to stock options granted under the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan that may be acquired within 60 days of October 1, 2013.
(4)	The percentages represent the number of shares listed under the “Total” column divided by the Company’s outstanding shares of Common Stock as of October 1, 2013, plus all shares subject to stock options granted to the individual or group, as applicable, that may be acquired within 60 days of October 1, 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Company’s Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes, with the directors in each class elected at successive annual meetings for three year terms. The Company’s Board of Directors currently consists of nine members, all of whom are elected by the holders of the Common Stock.

The three directors whose terms are expiring at the Annual Meeting are Joseph Espeso, Michael C. Hedger and Stephen F. Ryan. The Nominating Committee has recommended for nomination, and the Board of Directors has nominated, Joseph Espeso, Michael C. Hedger and Stephen F. Ryan to stand for election at the Annual Meeting in the class of directors whose term expires at the Company’s Annual Meeting of Stockholders in 2016. Mr. Espeso has served as a director of the Company since 1999, Mr. Hedger has served as a director of the Company since 2007 and Mr. Ryan has served as a director of the Company since 2004.

At the Annual Meeting, the accompanying proxy, if properly completed, executed and returned, will be voted (absent contrary instructions) in favor of electing these three nominees as directors. Should any one or all of these nominees become unable to accept nomination or election, which the Board of Directors has no reason to believe will be the case, the persons named in the enclosed form of proxy will vote for the election of such person or persons as the Nominating Committee may recommend for nomination and the Board of Directors may nominate. The other persons listed below will continue in office as directors until the expiration of their terms and until their successors are duly elected and shall qualify.

The Board of Directors recommends a vote “FOR” the slate of nominees described below.

The following table sets forth the name, age and principal occupation for the past five years of, and certain other information (including qualifications to serve on the Board of Directors) for, each of the nominees for election as a director and each of the incumbent directors of the Company.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each nominee for director and each incumbent director should serve as a director, the Board of Directors also believes that all of the nominees for director and all of the Company’s incumbent directors have a reputation for integrity and honesty and adhere to high ethical standards. Each nominee for director and each incumbent director has also demonstrated business acumen and an ability to exercise sound judgment and each has significant experience as a senior executive of private and/or public companies and/or on other boards and board committees.

Name, Age and Positions, if any, with the Company	Business Experience During Past 5 Years, Other Directorships and Board Qualifications	Director Since
Nominees for Term Expiring in 2016:
Joseph Espeso, 71, Senior Vice President — Finance, Chief Financial Officer, Assistant Secretary and Director	Senior Vice President — Finance and Chief Financial Officer of the Company since 2001.	1999
	In determining that Mr. Espeso should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his expertise in finance, accounting and management based on his 12 year history as Senior Vice President — Finance and Chief Financial Officer of the Company, his service as a director of the Company for 14 years and his prior positions as Vice President of the U.S. Group of BNP Paribas and Senior Director at American Express Bank.
Michael C. Hedger, 58, President, Chief Operating Officer and Director	President and Chief Operating Officer of the Company since November 2011, Executive Vice President of the Company from March 2010 to November 2011, and President of A-G Geophysical Products, Inc., a wholly-owned subsidiary of the Company, since 2002.	2007
	In determining that Mr. Hedger should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his extensive experience and expertise in the geophysical exploration industry, his 25 year history with A-G Geophysical Products, Inc., including serving as Vice President-Sales prior to becoming President in 2002, and his service as an executive officer of the Company.
Stephen F. Ryan, 78, Director	Retired in 2001 as the Chairman, President, CEO and a Director of Selas Corporation of America (now known as IntriCon Corporation), a diversified international firm engaged in the design, development, engineering and manufacturing of industrial products. Mr. Ryan was a Director of Environmental Tectonics Corporation (“ETC”), a publicly traded company that designs, manufactures and sells training systems for air crew flight simulators and disaster management simulation systems, from March 2009 until July 2011.	2004
	In determining that Mr. Ryan should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his experience in finance and management in manufacturing operations as a result of his 13 years serving as President, Chief Executive Officer and a Director of Selas Corporation of America and his prior service as a director of ETC.

Name, Age and Positions, if any, with the Company	Business Experience During Past 5 Years, Other Directorships and Board Qualifications	Director Since
Directors Elected for Term Expiring in 2014:
Kevin M. Conlisk, 68, Director	A principal and Chief Financial Officer of Alinabal Holdings Corporation, a diversified manufacturer of industrial products, for more than 18 years. Trustee of Fairfield University since 2004.	1996
	In determining that Mr. Conlisk should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his experience and expertise in finance, accounting and management based on his position as a principal and Chief Financial Officer of Alinabal Holdings Corporation for more than 18 years and his broad range of knowledge of the Company’s history and business through his years of service as a director of the Company.
Peter J. Siciliano, 67, Director	Retired in November 2011 from McGladrey LLP where he served as a partner for 22 years. Mr. Siciliano is a certified public accountant.	2011
	In determining that Mr. Siciliano should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his experience and expertise in public company accounting, compliance matters and internal controls, and management based on his position as a partner at McGladrey for 22 years, his service on McGladrey’s board of directors for 4 years, and his familiarity with the Company having served as the McGladrey partner-in-charge of the independent financial statement audit for the Company’s fiscal year 2005 through fiscal year 2009.
Gerald A. Smith, 67, Director	Retired in 2010 as Senior Executive — Strategic Business Development at ISGN, a mortgage service provider. Chief Executive Officer of Fiserv Lending Solutions, a division of Fiserv, Inc., an independent, full service provider of integrated data processing and information management systems to the financial industry, from 2001 to 2009. Fiserv Lending Solutions Division was sold to ISGN in 2009.	1993
	In determining that Mr. Smith should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his extensive experience and expertise in finance and management based on his more than 18 year history as a senior executive with Fiserv Lending Solutions and his broad range of knowledge of the Company’s history and business through his years of service as a director of the Company.

Name, Age and Positions, if any, with the Company	Business Experience During Past 5 Years, Other Directorships and Board Qualifications	Director Since
Directors Elected for Term Expiring in 2015:
Michael H. Flynn, 75, Director	Director of Connecticut Community Bank N.A. since 2003. Director of Yale-New Haven Hospital since 2002 and Yale-New Haven Health System since 1996. Retired in 2006 as Vice Chairman of Connecticut Community Bank N.A.	2002
	In determining that Mr. Flynn should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his experience and expertise in banking and management based on his positions as President and Chief Executive Officer of Westport National Bank for six years and as Vice Chairman of Connecticut Community Bank N.A. for three years, as well as his service as a director on other corporate boards.
George R. Kabureck, 74, Director	Retired in 2001 as Senior Vice President — Administration of Norwalk Hospital.	2002
	In determining that Mr. Kabureck should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his extensive experience and expertise in administration and management based on his history with Norwalk Hospital as Senior Vice President — Administration.
Raymond M. Soto, 74, Chairman, Chief Executive Officer and Director	Chief Executive Officer of the Company since 1990, Chairman of the Company since 1997 and President of the Company from 1990 to November 2011.	1979
	In determining that Mr. Soto should serve on the Company’s Board of Directors, the Nominating Committee has considered, among other qualifications, his 37 year history with the Company, his knowledge of the Company’s history, business and operations and the markets in which the Company operates and his detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its industry, as well as the Company’s customers and suppliers.

GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2013, the Board of Directors held 7 Board meetings and 13 Committee meetings. No director attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he is a member.

The Board of Directors has adopted a policy encouraging its members to attend the Annual Meeting of Stockholders. All of the Company’s directors attended the 2012 Annual Meeting of Stockholders.

The Board of Directors has determined that the following members of the Board and the following nominees for director are “independent” in accordance with the NASDAQ Marketplace Rules: Kevin M. Conlisk, Michael H. Flynn, George R. Kabureck, Stephen F. Ryan, Peter J. Siciliano and Gerald A. Smith. During the fiscal year ended June 30, 2013, the independent members of the Board of Directors held two meetings without the employee directors present.

Board Leadership Structure

The Board of Directors has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that the matter should be considered from time to time based on changes in circumstances. Currently, Raymond M. Soto serves as the Chairman of the Board and Chief Executive Officer. The Board of Directors believes that Mr. Soto’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Soto has more than 35 years experience with the Company and possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its industry, as well as the Company’s customers and suppliers. Mr. Soto’s extensive knowledge of the Company and the industry uniquely qualifies him to lead the Board of Directors in focusing on the issues that are most material to the Company. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees and customers.

Information on Committees of the Board of Directors

The committees of the Board of Directors are the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Executive Committee.

Audit Committee.  The Audit Committee is a committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including approval in advance of all audit and non-audit services (except as permitted by law) provided to the Company by independent accountants, selection of the independent accountants to perform the annual audit of the Company, review and discussion with the independent accountants of the plan for and the results of the annual audit, and review of the Company’s internal controls and accounting system. The current members of the Audit Committee are Gerald A. Smith (Chairman), Kevin M. Conlisk and Peter J. Siciliano. The Board of Directors has determined that each member of the Audit Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Board of Directors has also determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Audit Committee held four meetings during fiscal year 2013. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.bolt-technology.com.

Executive Compensation Committee.  The Executive Compensation Committee oversees the Company’s executive compensation programs and establishes its executive compensation policies. The current members of the Executive Compensation Committee are George R. Kabureck (Chairman), Kevin M. Conlisk, Michael H. Flynn, Stephen F. Ryan, Peter J. Siciliano and Gerald A. Smith. The Board of Directors has determined that each member of the Executive Compensation Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Executive Compensation Committee held four meetings during fiscal year 2013. The Board of Directors has adopted a written charter for the Executive Compensation Committee, which is available on the Company’s website at www.bolt-technology.com.

Pursuant to its charter, the Executive Compensation Committee determines, or recommends to the Board of Directors for determination, the compensation level, including annual salary and discretionary bonus, of the Company’s Named Executive Officers listed in the Summary Compensation Table set forth below in this Proxy Statement, and reviews and recommends to the Board of Directors the form and amount of compensation of members of the Board of Directors, including compensation for committee service or service as chairperson of a committee. The charter permits the Executive Compensation Committee to delegate its authority to subcommittees consisting of not less than two members, as the Executive Compensation Committee deems appropriate, as long as the subcommittee reports any actions it takes to the whole Executive Compensation Committee at its next scheduled meeting. In fiscal year 2013 the Executive Compensation Committee did not delegate its authority to any subcommittees. The Executive Compensation Committee considers input from the Chief Executive Officer with respect to compensation of the Named Executive Officers and directors, although final determinations regarding executive compensation are made by the Executive Compensation Committee. Under its charter, the Executive Compensation Committee has the authority to retain or obtain the advice of a third-party compensation consultant, legal counsel or other adviser that it determines are necessary or appropriate to provide advice regarding compensation issues, provided that, except in limited circumstances, the Executive Compensation Committee first considers certain factors relating to the independence of such compensation consultant, legal counsel or other adviser. In fiscal year 2013 the Executive Compensation Committee did not retain a third-party compensation consultant, legal counsel or other adviser to review the Company’s current policies and procedures with respect to executive compensation.

The Executive Compensation Committee is also authorized to administer the Bolt Technology Corporation 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”) in accordance with its terms. The 2012 Stock Incentive Plan was approved by the stockholders at the Company’s 2012 Annual Meeting of Stockholders and replaced the Company’s Amended and Restated 2006 Stock Option and Restricted Stock Plan (the “2006 Stock Option and Restricted Stock Plan”), which automatically terminated on the effective date of the 2012 Stock Incentive Plan. Any awards previously granted under the 2006 Stock Option and Restricted Stock Plan remain in effect pursuant to their terms. The Executive Compensation Committee also reviews and discusses with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in the Company’s proxy statement for its annual meeting of stockholders. Based on that review and discussion, the Executive Compensation Committee makes a recommendation to the Board of Directors regarding inclusion of the CD&A in the Company’s annual proxy statement, and issues a report on its review, discussion and recommendation which is included in the Company’s annual proxy statement.

Compensation Committee Interlocks and Insider Participation.  No member of the Executive Compensation Committee served as an officer or employee of the Company during fiscal year 2013 or was formerly an officer of the Company, and no member of the Executive Compensation Committee had any relationships during fiscal year 2013 requiring disclosure by the Company under the Securities and Exchange Commission’s rules relating to disclosure of certain relationships and related transactions. None of the Company’s executive officers served as a member of the board of directors or compensation committee of any other company that had an executive officer serving as a member of the Company’s Board of Directors or Executive Compensation Committee during fiscal year 2013.

Nominating Committee.  The Nominating Committee is primarily responsible for identifying individuals qualified to become directors of the Company and recommending to the Board of Directors candidates to fill vacancies on the Board or to stand for election to the Board by the stockholders. The current members of the Nominating Committee are Michael H. Flynn (Chairman), Kevin M. Conlisk, George R. Kabureck, Stephen F. Ryan, Peter J. Siciliano and Gerald A. Smith. The Board of Directors has determined that each member of the Nominating Committee is “independent” in accordance with the NASDAQ Marketplace Rules. The Nominating Committee held one meeting during fiscal year 2013. The Board of Directors has adopted a written charter for the Nominating Committee, which is available on the Company’s website at www.bolt-technology.com.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors. The Nominating Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management and stockholders. The Nominating Committee has not established specific minimum qualifications for recommended nominees. As a matter of practice, however, the Nominating Committee considers nominees for director based on criteria approved by the Board of Directors, some of which may include their integrity, judgment, independence, financial and business experience, their ability to represent and act on behalf of all stockholders, and the extent to which the nominee would fill a present need on the Board. Consideration of new Board nominee candidates typically involves internal discussions, identification of potential candidates and interviews with selected candidates. Stockholder recommendations will be evaluated in the same manner as any other recommendations received.

The Company does not have a formal policy with regard to the consideration of diversity in identifying nominees for director. The Board of Directors and the Nominating Committee seek to nominate directors with a variety of skills and experience so that the Board will have the necessary expertise to oversee the Company’s business.

For the 2014 Annual Meeting of Stockholders, the Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors that are received by the Secretary of the Company no later than June 26, 2014 (in order to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders) and no earlier than the close of business on August 28, 2014 and no later than the close of business on September 17, 2014 (for nominee recommendations that will not be included in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders). Stockholder recommendations must be signed, dated and sent to the Office of the Secretary at the Company’s offices at Four Duke Place, Norwalk, Connecticut 06854, and must include the following information: (i) the name and address of the stockholder making the recommendation; (ii) proof that the stockholder making the recommendation was a stockholder of record and/or beneficial owner of the Company’s Common Stock as of the date of the letter; (iii) the name, address, resume and biographical information of the recommended nominee, information regarding the recommended nominee’s qualifications, and such other information as is required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission; and (iv) the written consent of the recommended nominee to serve as a director of the Company if so nominated and elected.

Executive Committee.  The Executive Committee is authorized to exercise the general powers of the Board of Directors managing the business and affairs of the Company between meetings of the Board. The current members of the Executive Committee are Raymond M. Soto (Chairman), Kevin M. Conlisk, Michael C. Hedger and Gerald A. Smith. The Executive Committee did not meet during fiscal year 2013.

Risk Oversight.  The Chief Executive Officer and senior management are primarily responsible for identifying and managing the risks facing the Company, and the Board of Directors oversees these efforts. The Chief Executive Officer and senior management report to the Board of Directors regarding any risks identified and steps it is taking to manage those risks. In addition, the Audit Committee identifies, monitors and analyzes the priority of financial risks, and reports to the Board of Directors regarding its financial risk assessments.

Changes in Committees During Fiscal Year 2013.  Until November 2012, the Company had a Stock Option Committee that was authorized to administer the 2006 Stock Option and Restricted Stock Plan in accordance with its terms. Since November 2012, the Executive Compensation Committee has been responsible for the responsibilities previously performed by the Stock Option Committee. The Stock Option Committee, which consisted of Stephen F. Ryan (Chairman), Kevin M. Conlisk, Michael H. Flynn, George R. Kabureck and Gerald A. Smith, held two meetings during fiscal year 2013 at which they approved restricted stock awards for certain of the Named Executive Officers that were recommended by the Executive Compensation Committee and recommended to the Company’s Board of Directors that the CD&A be included in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name	Position
Raymond M. Soto*	Chairman of the Board, Chief Executive Officer and Director(1)
Michael C. Hedger*	President, Chief Operating Officer and Director(1)
Joseph Espeso*	Senior Vice President — Finance, Chief Financial Officer, Assistant Secretary and Director
William C. Andrews*	Senior Vice President — Administration and Compliance and Secretary
Kevin M. Conlisk	Director (1)(2)(3)(4)
Michael H. Flynn	Director(3)(4)
George R. Kabureck	Director(3)(4)
Stephen F. Ryan	Director(3)(4)
Peter J. Siciliano	Director(2)(3)(4)
Gerald A. Smith	Director(1)(2)(3)(4)

*	The Company’s Chief Executive Officer (Raymond M. Soto), Chief Financial Officer (Joseph Espeso), and the Company’s other two executive officers (Michael C. Hedger and William C. Andrews) are referred to collectively as the “Named Executive Officers” and each as a “Named Executive Officer.”
(1)	Member of the Executive Committee
(2)	Member of the Audit Committee
(3)	Member of the Executive Compensation Committee
(4)	Member of the Nominating Committee

Mr. Andrews, 53, joined the Company in September 2007 and was elected Vice President —  Administration and Compliance and Secretary on November 20, 2007. On June 26, 2013, Mr. Andrews was elected Senior Vice President — Administration and Compliance.

See “Election of Directors” for biographies of each director and each other executive officer.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available on the Company’s website at www.bolt-technology.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Hedger, Vice President — Engineering for the Company’s seismic energy sources segment, is the brother of Michael C. Hedger, who is the President, Chief Operating Officer and a director of the Company and the President of its wholly-owned subsidiary, A-G Geophysical Products, Inc. In fiscal year 2013, James Hedger’s compensation was approximately $200,000.

Review, Approval or Ratification of Transactions with Related Persons

In addition to the policies in the Company’s Code of Ethics regarding transactions with related persons, the Audit Committee is responsible for review, oversight and approval of all transactions between the Company and any related person (as defined in the Securities and Exchange Commission’s rules).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The objectives and major elements of the Company’s executive compensation program remained consistent in fiscal year 2013. The Company’s executive compensation program for its Named Executive Officers continues to be performance-based, and a significant portion of each Named Executive Officer’s total annual compensation is at risk and dependent upon the Company’s performance. This performance-based compensation program is intended to align the Named Executive Officers’ interests with those of the Company’s stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. In addition, the equity awards made to the Named Executive Officers as part of the executive compensation program are intended to reward long-term stock performance.

Each Named Executive Officer’s annual compensation includes a base salary and a discretionary bonus award. The discretionary bonus component consists of cash bonus awards and long-term incentive compensation through awards of stock options and restricted stock. There are no formulas regarding the relative mix of these compensation elements, and the relative mix may vary from individual to individual. Each Named Executive Officer’s total annual compensation is based on an evaluation of the responsibilities and performance of that individual, as well as the Company’s overall performance. Among the factors that may be considered as to any Named Executive Officer’s responsibilities and performance are:

º	The Company’s financial performance for the fiscal year, including its revenues, profits, and cash position.
º	Responsibilities for internal regulatory compliance and controls, including as to accounting and financial matters.
º	Development and implementation of strategic initiatives.
º	Development and management of customer relationships and sales activity.
º	Research and development for new products and product improvements.
º	Efficiencies or improvements to the Company’s business, operations or manufacturing and administrative functions.
º	Such other factors as appropriate to the Named Executive Officer’s performance and compensation.

Role of the Executive Compensation Committee (the “Compensation Committee”)

The Compensation Committee assists the Board of Directors in fulfilling its responsibilities with respect to oversight and determination of compensation to the Named Executive Officers. The Compensation Committee makes subjective determinations based on management’s recommendations and the Compensation Committee’s assessment of the factors listed above as applied to each Named Executive Officer’s responsibilities and performance. The Compensation Committee then determines and approves the executive compensation package, and the specific components included in such package, for each Named Executive Officer. The Compensation Committee historically has not engaged compensation consultants in its compensation review and decisions and did not engage compensation consultants in fiscal year 2013. The Compensation Committee’s composition, functions, duties and responsibilities are described in this Proxy Statement under “General Information Relating to the Board of Directors — Information on Committees of the Board of Directors — Executive Compensation Committee.”

In 2012, the Company’s stockholders approved the “say on pay” compensation proposal for Named Executive Officers as described in the Company’s 2012 proxy statement with 87% of the votes cast voting “for” the compensation proposal. The Compensation Committee considered this favorable result in assessing whether any changes should be made in the Company’s executive compensation program for 2013 and concluded that it demonstrated stockholder support of the Company’s executive compensation program.

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code, and the regulations and rulings promulgated thereunder, limits to $1,000,000 a year the deduction that a public company may take for compensation paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the three other most highly-compensated officers (other than the chief financial officer) for that taxable year as reported in the Company’s proxy statement.

Executive Compensation Components

The Company’s executive compensation philosophy is designed to attract, retain and reward capable employees who contribute to the Company’s success through two principal components: (i) base salary and (ii) discretionary cash and long-term incentive compensation bonus. The Company also provides certain Named Executive Officers with specific perquisites and severance benefits, in addition to the benefits available to all eligible employees, such as health, disability and life insurance and participation in a 401(k) savings plan with a Company match component. These principal components of the Company’s executive compensation program overall are combined in an effort to provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of the Company’s executive officers with those of the Company’s stockholders. Individual compensation will vary based on factors such as scope of responsibility, performance, ability and retention risk. The Company has employment agreements with its Chief Executive Officer and with its President and Chief Operating Officer. These employment agreements each have certain specific terms regarding compensation components for such Named Executive Officers discussed in more detail below. The Compensation Committee does not engage in benchmarking by using specific compensation data about other companies as a reference point.

Base Salary.  The Compensation Committee seeks to maintain base salaries for the Named Executive Officers at levels that the Compensation Committee believes are competitive and reasonable based on its general business experience and knowledge of the Company. The base salaries of Mr. Soto, the Company’s Chairman and Chief Executive Officer, and of Mr. Hedger, the Company’s President and Chief Operating Officer and the President of the Company’s wholly-owned subsidiary, A-G Geophysical Products, Inc. (“A-G”), are determined pursuant to their employment agreements. For fiscal year 2013, Mr. Soto’s base salary was $575,000, and Mr. Hedger’s base salary was $475,000. The terms of Mr. Soto’s and Mr. Hedger’s employment agreements are described in greater detail in this Proxy Statement following the Summary Compensation Table set forth below.

The base salaries of the Company’s other Named Executive Officers are determined on an individual basis and are based on a periodic review and evaluation of a number of factors, including job responsibilities, an evaluation of individual performance and contributions, the individual’s historical pay levels and the recommendation of the Chief Executive Officer. The Compensation Committee does not consider any one factor more important than any other and does not use any particular formula to arrive at base salary levels. For fiscal year 2013, the base salary of Mr. Espeso, Senior Vice President — Finance and Chief Financial Officer, was $260,000, and the base salary of Mr. Andrews, Senior Vice President — Administration and Compliance and Secretary, was $220,000.

Annual Discretionary Cash and Long-Term Incentive Compensation Bonus.  The Compensation Committee has not adopted any formal guidelines for determining annual discretionary cash or long-term incentive compensation bonuses, except as provided in applicable employment agreements. The Compensation

Committee does observe an overall limitation that total bonuses to the Named Executive Officers with respect to a fiscal year cannot exceed 15% of the Company’s operating earnings, excluding any bonuses to the Named Executive Officers for that fiscal year.

To promote its long-term objectives, the Company has made equity awards in the form of stock options and restricted stock to employees, officers and directors under the Company’s 2006 Stock Option and Restricted Stock Plan and the Company’s 2012 Stock Incentive Plan. Since equity awards may vest and grow in value over time, this component of the Company’s compensation program is designed to reward performance over a sustained period. The Company intends these awards to strengthen the focus of employees, officers and directors who receive them on managing the Company from the perspective of a person with an equity stake in the Company.

The Company’s Compensation Committee periodically considers stock option and restricted stock awards to employees and directors based on management recommendations. Awards to Named Executive Officers are based on determinations of the Compensation Committee. All of the Company’s stock options are granted at an exercise price of not less than the fair market value of the Company’s Common Stock on the date of grant. The fair market value of the Company’s Common Stock is the closing price of a share of Common Stock on the NASDAQ Stock Market on the date of grant (or if no shares of Common Stock were traded on such date, the next preceding date on which the Common Stock was traded). Restricted stock awards are granted for such consideration as determined by the Compensation Committee. The holders of restricted stock remaining subject to risk of forfeiture are entitled to receive non-forfeitable dividends on such restricted stock in the same amount and at the same time as dividends are paid to all other stockholders of the Company.

Prior to the end of the Company’s fiscal year, the Compensation Committee receives a recommendation from the Chief Executive Officer with respect to discretionary cash bonuses and long-term incentive compensation bonuses for the Named Executive Officers (including himself) for the fiscal year. The Chief Executive Officer’s recommendations are based on management’s preliminary estimate of the Company’s financial results for that fiscal year and assessment of his and the other Named Executive Officers’ individual contributions to the Company’s performance during such fiscal year. The Compensation Committee considers the Chief Executive Officer’s recommendation, the Company’s performance, the Named Executive Officer’s performance and contributions during the fiscal year, and other factors it thinks appropriate. The Compensation Committee then determines the amount, if any, of any discretionary bonus to be awarded to each Named Executive Officer. The Compensation Committee does not use any particular formula to determine the annual discretionary bonus or long-term incentive compensation bonus paid to a specific Named Executive Officer. The Chief Executive Officer’s overall responsibility for decision-making and the Company’s performance are factored into the scale of the Chief Executive Officer’s annual discretionary cash and long-term incentive compensation bonus compared to those of the other Named Executive Officers. Similarly, the President and Chief Operating Officer’s responsibilities for the Company operations, as well as his overall responsibility for its subsidiary, A-G, are factored into the scale of his compensation compared to the other Named Executive Officers. The Compensation Committee reviews its initial recommendations based on the Company’s audited financial results for the fiscal year.

Cash and Long-Term Incentive Compensation Bonuses for Fiscal Year 2013.  In determining whether to make discretionary bonus awards with respect to fiscal year 2013, the Compensation Committee gave weight to the fact that the Company’s financial results for fiscal year 2013 were stronger than the Company’s financial results for fiscal year 2012. The Compensation Committee considered the contributions of each of the Named Executive Officers during the fiscal year in determining individual bonus awards. The Compensation Committee considered the availability of stock options and restricted stock awards under the Company’s 2012 Stock Incentive Plan, and determined that long-term incentive bonuses in the form of restricted stock awards be made to several of the Named Executive Officers in addition to discretionary cash bonus awards. In determining the amount of the discretionary cash bonus for each Named Executive Officer, the Compensation Committee also took into account the long-term incentive compensation awarded to the Named Executive Officers, in order to assess the appropriateness of the entire bonus award.

The Compensation Committee approved the following cash bonuses with respect to fiscal year 2013:

Mr. Soto – $250,000

  Mr. Hedger – $250,000

 Mr. Espeso – $75,000

  Mr. Andrews – $60,000

Each of these amounts include a discretionary bonus paid by the Company to certain of its salaried employees, including the Named Executive Officers, at the end of calendar year 2012 equal to approximately one-month’s salary.

In conjunction with the discretionary cash bonus awards, the Compensation Committee approved the following restricted stock awards to those Named Executive Officers set forth below:

Mr. Soto – 12,500 shares

  Mr. Hedger – 12,500 shares

  Mr. Andrews – 3,000 shares

The shares of restricted stock granted to Messrs. Soto, Hedger and Andrews are subject to a risk of forfeiture, which generally lapses in five equal annual installments commencing one year after the date of grant and ending five years after the date of grant. If Mr. Soto’s employment terminates before the end of such five-year period due to his retirement, death or disability, the risk of forfeiture with respect to any such restricted stock held by Mr. Soto will lapse on the date of such events. If Mr. Hedger’s employment terminates before the end of such five-year period due to his retirement at or after he has reached age 65, death or disability, the risk of forfeiture with respect to any such restricted stock held by Mr. Hedger will lapse on the date of such events. The risk of forfeiture with respect to any restricted stock held by Messrs. Soto, Hedger and Andrews also lapses immediately prior to the consummation of a Change of Control (as defined in the restricted stock award agreements), unless, in the case of Mr. Andrews only, the acquiring or successor entity (or parent thereof) in the Change of Control transaction provides for the continuance or assumption of such restricted stock award agreement or the substitution for such restricted stock award agreement of a new agreement of comparable value covering shares of a successor corporation.

Mr. Soto received a discretionary cash bonus and a long-term incentive compensation bonus for fiscal year 2013 which were larger than those granted to the other Named Executive Officers, with the exception of Mr. Hedger. The bonuses were awarded in recognition of Mr. Soto’s overall responsibilities with respect to the performance of the entire Company.

Under the terms of Mr. Hedger’s employment agreement, the sum of his cash bonus plus his base salary for each of fiscal years 2011, 2012 and 2013 is required to be not less than $75,000 plus 3.5% of A-G’s sales for such fiscal year. For fiscal year 2013, Mr. Hedger’s base salary was $475,000, and the minimum cash bonus amount required under his employment agreement was approximately $211,000. Mr. Hedger received a discretionary cash bonus that was 18% higher than the amount required by his employment agreement and a long-term incentive compensation bonus. These bonus awards reflect his responsibilities and performance as President and Chief Operating Officer of the Company, as well as his role as President of A-G.

In determining the amount of the discretionary cash bonus awarded to Mr. Espeso, the Compensation Committee took into account that Mr. Espeso was not awarded a long-term incentive compensation bonus for fiscal year 2013. Mr. Andrews received a discretionary cash bonus and a long-term incentive compensation bonus that reflected his responsibilities and performance during fiscal year 2013.

Insurance Benefits.  The Company maintains health, disability and group life insurance coverage for its eligible employees, including the Named Executive Officers. In addition, the Company reimburses certain medical expenses for certain of its Named Executive Officers that are not covered under the Company’s health insurance program, up to a maximum per fiscal year of $10,000 for Mr. Soto, and $3,000 each for Messrs. Espeso and Andrews.

Perquisites.  The Company pays for an automobile lease for each of the Named Executive Officers. In addition, certain of the Named Executive Officers are entitled to have the Company pay for club dues and the premiums on certain life insurance policies.

Severance Benefits.  Mr. Soto and Mr. Hedger are each entitled to receive certain severance payments and other benefits in certain circumstances such as termination without “cause” or a change of control, each as specified in the individual’s employment agreement. Messrs. Andrews and Espeso participate in a severance compensation plan, pursuant to which they are entitled to receive certain severance payments in specific circumstances. The terms of these arrangements are summarized below under “Potential Payments Upon Termination or Change-in-Control.” These severance benefits are intended to encourage the performance of each Named Executive Officer by removing certain uncertainties as to an unexpected termination of employment.

401(k) Savings Plan.  The Bolt Technology Corporation 401(k) Savings Plan is the primary retirement benefit offered to the Company’s employees, including the Named Executive Officers. Participants may generally contribute to the 401(k) Savings Plan annually up to the maximum amount permitted under the Internal Revenue Code of 1986, as amended. The Company provides to participants a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation not to exceed limits on eligible compensation imposed by the Internal Revenue Code. The Company does not have a defined benefit plan or provide other retirement benefits to its employees. The employees of SeaBotix Inc., a wholly-owned subsidiary of the Company, are covered under a separate 401(k) savings plan.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Committee
George R. Kabureck, Chairman
Kevin M. Conlisk
Michael H. Flynn
Stephen F. Ryan
Peter J. Siciliano
Gerald A. Smith

Summary Compensation Table

The following table summarizes the total compensation paid by the Company for fiscal years 2013, 2012 and 2011 to the Company’s Named Executive Officers, consisting of the Chief Executive Officer, Chief Financial Officer and the Company’s other two executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Raymond M. Soto Chairman and Chief Executive Officer	2013	575,000	250,000	231,750	—	126,016	(2)	1,182,766
	2012	529,200	225,000	186,125	—	137,267		1,077,592
	2011	504,000	110,000	214,200	—	94,117		922,317
Michael C. Hedger President and Chief Operating Officer of the Company and President of A-G	2013	475,000	250,000	231,750	—	58,916	(3)	1,015,666
	2012	424,000	227,000	186,125	—	56,581		893,706
	2011	400,000	248,000	80,325	—	41,309		769,634

Joseph Espeso Senior Vice President — Finance, Chief Financial Officer and Assistant Secretary	2013	260,000	75,000	—	—	21,837	(4)	356,837
	2012	245,000	75,000	—	—	27,792		347,792
	2011	233,000	25,000	42,840	—	16,169		317,009

William C. Andrews Senior Vice President — Administration and Compliance and Secretary	2013	220,000	60,000	55,620	—	21,903	(4)	357,523
	2012	207,000	40,000	29,780	—	24,784		301,564
	2011	195,500	20,000	32,130	—	15,495		263,125

(1)	Represents the aggregate grant date fair value for all restricted stock awards or stock options, as applicable, made to the Named Executive Officers with respect to the fiscal year indicated, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For information about the assumptions made in these valuations, refer to “Note 10 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(2)	Mr. Soto’s “All Other Compensation” is composed of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, club membership dues, contribution to the Company’s 401(k) Savings Plan, $57,800 for premiums for certain life insurance policies maintained by the Company for Mr. Soto and $35,865 for dividends paid during fiscal year 2013 on restricted stock awards subject to risk of forfeiture. Mr. Soto has the right to designate the beneficiary of such life insurance policies and in the event of the termination of his employment, for any reason, ownership of the life insurance policies transfers to Mr. Soto or his designee.
(3)	Mr. Hedger’s “All Other Compensation” is composed of car lease payments, contribution to the Company’s 401(k) Savings Plan, premiums for a life insurance policy maintained by the Company for Mr. Hedger and $17,455 for dividends paid during fiscal year 2013 on restricted stock awards subject to risk of forfeiture. Mr. Hedger has the right to designate the beneficiary of such life insurance policy and in the event of the termination of his employment, for any reason, ownership of the life insurance policy transfers to Mr. Hedger or his designee.
(4)	Mr. Espeso’s and Mr. Andrews’ “All Other Compensation” is composed of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, contribution to the Company’s 401(k) Savings Plan and dividends paid during fiscal year 2013 on restricted stock awards subject to risk of forfeiture.

Mr. Soto is party to an employment agreement with the Company. The current term of Mr. Soto’s employment agreement expires on June 30, 2016, subject to extension. The agreement provides for, among other things, a minimum 5% annual increase in base annual salary, subject to upward adjustment at the discretion of the Board of Directors, a discretionary performance bonus to be determined from time-to-time by the Board of Directors, and certain perquisites, such as payment for use of an automobile and club dues. Pursuant to the employment agreement, the Company maintains certain life insurance policies for Mr. Soto’s benefit. Mr. Soto is entitled to have ownership of the life insurance policies transferred to him or his designee upon termination of his employment for any reason. The employment agreement will terminate in the event of Mr. Soto’s death and may be terminated by the Company in the event of Mr. Soto’s disability or for cause (as such term is defined in the employment agreement). Mr. Soto is entitled to receive certain benefits if the Company terminates his employment other than for cause or if he terminates his employment for Good Reason (as such term is defined in the employment agreement). See “Potential Payments Upon Termination or Change-in-Control” below for the definition of Good Reason and a summary of the benefits Mr. Soto would receive upon termination pursuant to his employment agreement.

Mr. Hedger is party to an employment agreement with A-G. The current term of Mr. Hedger’s employment agreement expires on June 30, 2016, subject to extension. The agreement provides for, among other things, a minimum 5% annual increase in base annual salary, subject to upward adjustment at the discretion of the Board of Directors, a discretionary performance bonus to be determined from time-to-time by the Board of Directors, and certain perquisites, such as payment for use of an automobile. Pursuant to the employment agreement, the Company maintains a life insurance policy for Mr. Hedger’s benefit. Mr. Hedger is entitled to have ownership of the life insurance policy transferred to him or his designee upon termination of his employment for any reason. The agreement may be terminated by A-G for cause (as such term is defined in the employment agreement). Mr. Hedger is entitled to receive certain benefits if A-G terminates his employment other than for cause or if he terminates his employment for Good Reason (as such term is defined in the employment agreement). See “Potential Payments Upon Termination or Change-in-Control” below for the definition of Good Reason and a summary of the benefits Mr. Hedger would receive upon termination pursuant to his employment agreement.

Mr. Hedger’s compensation structure was modified beginning in fiscal year 2011 to be payable as an increased base annual salary ($400,000 for fiscal year 2011, with minimum 5% annual increases) and a discretionary performance bonus to be determined from time to time by the Board of Directors. Pursuant to the modified compensation structure, Mr. Hedger is no longer entitled to be paid sales commissions of 3.5% of A-G’s sales, however, his total compensation for fiscal years 2011, 2012 and 2013 is to be not less than what he would have received under the prior compensation structure, which included both sales commissions of 3.5% of A-G’s sales and a base annual salary of $75,000.

The Company’s other Named Executive Officers are “at will” employees. Each of the Company’s Named Executive Officers, including Mr. Soto and Mr. Hedger, has their compensation reviewed on an annual basis. The Compensation Committee and the independent members of the Board of Directors approved an increase in the fiscal year 2014 base salaries of Mr. Soto to $625,000, Mr. Hedger to $525,000, Mr. Andrews to $250,000 and Mr. Espeso to $270,000.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth all plan-based equity grants made by the Company during fiscal year 2013 to the Named Executive Officers. Only awards of restricted stock were granted to the Named Executive Officers during fiscal year 2013, and all such awards were made under the Company’s 2006 Stock Option and Restricted Stock Plan.

Name(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Raymond M. Soto	08/21/12	12,500	186,125
Michael C. Hedger	08/21/12	12,500	186,125
William C. Andrews	08/21/12	2,000	29,780

(1)	Messrs. Soto, Hedger and Andrews were each awarded restricted stock as part of their long-term incentive compensation bonus in respect of fiscal year 2013. Since these awards were made after the end of fiscal year 2013, they are not included in the table, but they are discussed above under “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation Bonuses for Fiscal Year 2013.”
(2)	Represents the grant date fair value of each restricted stock award computed in accordance with ASC Topic 718, Compensation — Stock Compensation. The fair value of restricted stock awards is calculated based on the number of shares of restricted stock awarded multiplied by the closing price per share of the Company’s Common Stock on the date of grant ($14.89 on August 21, 2012).

The shares of restricted stock granted to the Named Executive Officers during fiscal year 2013 as listed in the Grants of Plan-Based Awards table were granted for no consideration and are subject to a risk of forfeiture that is scheduled to lapse, subject to the provisions of the Company’s 2006 Stock Option and Restricted Stock Plan and the applicable restricted stock award agreement, in five equal annual installments commencing one year after the date of grant and ending five years after the date of grant. If Mr. Soto’s employment terminates before the end of such five-year period due to his retirement, death or disability, the risk of forfeiture with respect to any such restricted stock held by Mr. Soto will lapse on the date of such event. If Mr. Hedger’s employment terminates before the end of such five-year period due to his retirement at or after he has reached age 65, death or disability, the risk of forfeiture with respect to any such restricted stock held by Mr. Hedger will lapse on the date of such event. The risk of forfeiture with respect to any restricted stock held by Messrs. Soto, Hedger and Andrews also lapses immediately prior to the consummation of a Change of Control (as defined in the restricted stock award agreements), unless, in the case of Mr. Andrews only, such Named Executive Officer ceases to be employed with the Company upon such Change of Control or the acquiring or successor entity (or parent thereof) in the Change of Control transaction provides for the continuance or assumption of such restricted stock award agreement or the substitution for such restricted stock award agreement of a new agreement of comparable value covering shares of a successor corporation. The holders of restricted stock subject to risk of forfeiture are entitled to receive non-forfeitable dividends on such restricted stock in the same amount and at the same time as dividends are paid to all other stockholders of the Company.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information for the Named Executive Officers with respect to outstanding equity-based awards (consisting of unexercised options to purchase the Company’s Common Stock and restricted stock awards subject to a risk of forfeiture) as of June 30, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Raymond M. Soto	—		5,000	(2)	12.96	8/26/14
							2,000	(3)	34,160
							8,000	(4)	136,640
							6,000	(5)	102,480
							16,000	(6)	273,280
							12,500	(7)	213,500
Michael C. Hedger	—		1,875	(2)	12.96	8/26/14
							2,400	(8)	40,992
							1,800	(9)	30,744
							6,000	(6)	102,480
							12,500	(7)	213,500
Joseph Espeso	—		1,875	(2)	12.96	8/26/14
							600	(3)	10,248
							2,400	(4)	40,992
							1,500	(5)	25,620
							3,200	(6)	54,656
William C. Andrews	5,625	(2)	1,875	(2)	12.96	8/26/14
							400	(3)	6,832
							2,000	(4)	34,160
							900	(5)	15,372
							2,400	(6)	40,992
							2,000	(7)	34,160

(1)	The dollar amounts shown in this column are equal to the product of the number of shares of Common Stock reported in the column “Number of Shares or Units of Stock That Have Not Vested” multiplied by $17.08, the closing price per share of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013.
(2)	Options granted on August 26, 2009. These options vested in four equal annual installments beginning on August 26, 2010 and ending on August 26, 2013.
(3)	The risk of forfeiture with respect to the shares of restricted stock lapsed on August 26, 2013.
(4)	The risk of forfeiture with respect to the shares of restricted stock lapses in two equal installments on the following dates: August 26, 2013 and August 26, 2014.
(5)	The risk of forfeiture with respect to the shares of restricted stock lapses in three equal installments on the following dates: August 5, 2013, August 5, 2014 and August 5, 2015.
(6)	The risk of forfeiture with respect to the shares of restricted stock lapses in four equal installments on the following dates: August 18, 2013, August 18, 2014, August 18, 2015 and August 18, 2016.
(7)	The risk of forfeiture with respect to the shares of restricted stock lapses in five equal installments on the following dates: August 21, 2013, August 21, 2014, August 21, 2015, August 21, 2016 and August 21, 2017.

(8)	The risk of forfeiture with respect to the shares of restricted stock lapses in two equal installments on the following dates: September 24, 2013 and September 24, 2014.
(9)	The risk of forfeiture with respect to the shares of restricted stock lapses in three equal installments on the following dates: October 6, 2013, October 6, 2014 and October 6, 2015.

Option Exercises and Stock Vested During Fiscal Year 2013

The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during fiscal year 2013 and the shares of restricted stock held by the Named Executive Officers as to which the risk of forfeiture lapsed during fiscal year 2013.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Raymond M. Soto	1,547	(1)	22,350	(2)	3,000	(3)	46,200	(4)
					6,000	(5)	88,860	(6)
					2,000	(7)	29,200	(8)
					4,000	(9)	57,040	(10)
Michael C. Hedger	580	(1)	8,381	(2)	900	(3)	13,860	(4)
					1,200	(11)	17,760	(12)
					600	(13)	8,520	(14)
					1,500	(9)	21,390	(10)
Joseph Espeso	5,625	(1)	8,381	(2)	900	(3)	13,860	(4)
					1,800	(5)	26,658	(6)
					500	(7)	7,300	(8)
					800	(9)	11,408	(10)
William C. Andrews	—		—		600	(3)	9,240	(4)
					1,400	(5)	20,734	(6)
					300	(7)	4,380	(8)
					600	(9)	8,556	(10)

(1)	These options were exercised on November 28, 2012. Messrs. Soto and Hedger acquired shares through a net exercise of options, with Mr. Soto exercising options for 15,000 shares of Common Stock and receiving 1,547 shares of Common Stock and Mr. Hedger exercising options for 5,625 shares of Common Stock and receiving 580 shares of Common Stock. Mr. Espeso paid the exercise price for the options exercised in cash.
(2)	For Messrs. Soto and Hedger, the dollar amount shown is equal to the product of the number of shares of Common Stock for which the option was exercised (15,000 for Mr. Soto and 5,625 for Mr. Hedger) multiplied by the difference between the closing price per share of the Common Stock on November 28, 2012, the date the options were exercised ($14.45), and the exercise price of the options ($12.96). For Mr. Espeso, the dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Exercise” multiplied by the difference between the closing price per share of the Common Stock on November 28, 2012, the date the options were exercised ($14.45), and the exercise price of the options ($12.96).
(3)	The risk of forfeiture with respect to these shares of Common Stock lapsed on January 23, 2013.
(4)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on January 23, 2013, the date the risk of forfeiture with respect to such shares lapsed ($15.40).
(5)	The risk of forfeiture with respect to these shares of Common Stock lapsed on August 26, 2012.

(6)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on August 24, 2012, the last business day preceding the date the risk of forfeiture with respect to such shares lapsed ($14.81).
(7)	The risk of forfeiture with respect to these shares of Common Stock lapsed on August 5, 2012.
(8)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on August 3, 2012, the last business day preceding the date the risk of forfeiture with respect to such shares lapsed ($14.60).
(9)	The risk of forfeiture with respect to these shares of Common Stock lapsed on August 18, 2012.
(10)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on August 17, 2012, the last business day preceding the date the risk of forfeiture with respect to such shares lapsed ($14.26).
(11)	The risk of forfeiture with respect to these shares of Common Stock lapsed on September 24, 2012.
(12)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on September 24, 2012, the date the risk of forfeiture with respect to such shares lapsed ($14.80).
(13)	The risk of forfeiture with respect to these shares of Common Stock lapsed on October 6, 2012.
(14)	The dollar amount shown is equal to the product of the number of shares of Common Stock reported in the column “Number of Shares Acquired on Vesting” multiplied by the closing price per share of the Common Stock on October 5, 2012, the last business day preceding the date the risk of forfeiture with respect to such shares lapsed ($14.20).

Potential Payments Upon Termination or Change-in-Control

Chief Executive Officer.  Mr. Soto’s employment agreement provides that he is entitled to receive certain benefits upon termination of his employment.

If the Company terminates Mr. Soto’s employment agreement for other than cause or if Mr. Soto terminates his employment agreement for Good Reason (as defined below), Mr. Soto is entitled to receive, in addition to accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, the following:

(i)	any and all sums that would have become payable to Mr. Soto under the employment agreement during the three-year period following the date of termination, including base salary (assuming that base salary increases by 5% per year) and an annual performance bonus based on the average of the three highest such bonuses (including cash bonus and the value of restricted stock awarded as of the date of the award) during the five fiscal years preceding the date of termination, and
(ii)	during the three-year period following the date of termination, the life insurance that Mr. Soto has the right to receive under the employment agreement, and participation in all plans or programs under the employment agreement (or the economic equivalent if participation is not permitted under the terms of the applicable plan or program).

The amounts covered by clause (i) of the preceding sentence are to be paid in a lump sum (computed without any discount for present value) within 30 days after such termination, unless they are subject to Section 409A of the Internal Revenue Code, in which case if Mr. Soto is a Specified Employee (as defined in Section 409A of the Internal Revenue Code) on the date of his termination, payment will be delayed for six months following such termination. In the event of Mr. Soto’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Mr. Soto’s death occurs. If Mr. Soto terminates the employment agreement for Good Reason, the amounts payable are limited to the maximum amount that can be paid without incurring the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

Good Reason means a material breach of the employment agreement by the Company, including certain changes in Mr. Soto’s duties and responsibilities or the relocation of Mr. Soto’s principal place of employment, or the occurrence of a Defined Corporate Change, defined as:

(i)	a change of control of the Company, including the acquisition by any person or group of beneficial ownership of 30% of the Company’s outstanding shares, or a change in the composition of the Board of Directors during any two-year period resulting in a majority turnover where election or nomination of the new directors was not approved by at least two-thirds of the directors then in office who were directors at the beginning of such period, or
(ii)	approval by the Company’s stockholders of (A) the Company’s merger or consolidation where the Company is not the surviving corporation or (B) the Company’s sale or disposal of all or substantially all of the Company’s assets (including a plan of liquidation).

Mr. Soto must elect to terminate his employment agreement for Good Reason within 24 months after the occurrence of the event or events constituting Good Reason.

If Mr. Soto’s employment with the Company is terminated for cause or if Mr. Soto terminates the employment agreement for other than Good Reason, Mr. Soto is entitled to receive all accrued but unpaid amounts payable under the employment agreement with respect to the period ending on the date of termination. For one year after such a termination, Mr. Soto is restricted from engaging, within the United States, in a business activity that competes with the Company’s business.

The Company may terminate Mr. Soto’s employment if Mr. Soto is absent from his employment for a continuous period of one year due to disability, in which case Mr. Soto is entitled to receive, in addition to all accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, all benefits payable under any disability insurance the Company maintains with respect to Mr. Soto.

If Mr. Soto dies during the term of his employment, in addition to the proceeds of the life insurance policies covering Mr. Soto, his legal representative is entitled to receive, on a pro rata basis for the period ending with the last day of the month in which Mr. Soto dies, compensation at Mr. Soto’s then base salary, including accrued and unused vacation pay and any accrued bonus.

If Mr. Soto’s employment terminates for any reason, the employment agreement provides that the Company will transfer to Mr. Soto or his designee ownership of the life insurance policies (including their full cash surrender value) that the Company maintains for Mr. Soto under his employment agreement, and Mr. Soto is entitled to receive all accrued and vested benefits under all Company plans and programs in which he participates.

Mr. Soto is party to restricted stock award agreements with the Company with respect to (i) 20,000 shares awarded on August 26, 2009, (ii) 10,000 shares awarded on August 5, 2010, (iii) 20,000 shares awarded on August 18, 2011, (iv) 12,500 shares awarded on August 21, 2012 and (v) 12,500 shares awarded on August 14, 2013. All of the restricted stock award agreements provide that the risk of forfeiture lapses in five equal annual installments beginning on the one-year anniversary of the date of the award and ending on the five-year anniversary of the date of the award. Mr. Soto’s restricted stock award agreements also provide that the risk of forfeiture with respect to all shares of restricted stock held by Mr. Soto will automatically lapse on the date his employment terminates due to his retirement, death or disability, and immediately prior to the consummation of a Change of Control (as defined in the restricted stock award agreements). See “All Named Executive Officers” below in this section for the definition of Change of Control under the restricted stock award agreements.

The following table summarizes the estimated potential benefits that would have been payable to Mr. Soto under his employment and restricted stock award agreements if his employment had been terminated on June 30, 2013 for the reasons set forth in the table. The amounts shown in the table do not include accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, or payments or benefits to the extent that they are provided on a non-discriminatory basis to the Company’s salaried employees generally. The amounts set forth in the table are estimates only, assuming that

Mr. Soto’s employment terminated on June 30, 2013, and do not necessarily reflect the actual amounts that would be paid to Mr. Soto upon a termination. Actual amounts can only be determined upon termination.

Termination Without Cause or Resignation for Good Reason	Termination for Cause or Resignation Not for Good Reason		Termination Upon Disability		Termination Upon Death		Termination Upon Retirement
$4,473,710(1)	$721,332	(2)	$1,481,392	(3)	$2,006,430	(4)	$1,481,392	(3)

(1)	Comprised of (i) all sums which would have become payable to Mr. Soto under his employment agreement during the three-year period following the date of termination, including (A) base salary, assuming that base salary for fiscal year 2013 increases by 5% per year, (B) annual performance bonuses based on the average of the three highest such bonuses, including cash bonus and the value of restricted stock awarded as of the date of the award (44,500 of which shares would be forfeited upon termination), paid in respect of the five fiscal years preceding the date of termination, and (C) benefits and perquisites based on benefits and perquisites paid during fiscal year 2013, which are comprised of reimbursement of medical expenses not covered under the Company’s health insurance program, car lease payments, club membership dues, contribution to the Company’s 401(k) Savings Plan for employer match and $57,800 for premiums for certain life insurance policies maintained by the Company for Mr. Soto; (ii) the cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Soto; and (iii) health, disability and group life insurance premiums for the three-year period following the date of termination. If Mr. Soto terminates his employment agreement for Good Reason, the amounts payable to Mr. Soto are subject to reduction so that they are not subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.
(2)	The cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Soto.
(3)	Comprised of (i) the market value of 44,500 shares of restricted stock for which the forfeiture restrictions automatically lapse on the date Mr. Soto’s employment terminates due to his retirement, death or disability, based on a stock price of $17.08 per share, which is the closing price of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013 and (ii) the cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Soto.
(4)	Comprised of (i) the market value of 44,500 shares of restricted stock for which the forfeiture restrictions automatically lapse on the date Mr. Soto’s employment terminates due to his retirement, death or disability, based on a stock price of $17.08 per share, which is the closing price of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013 and (ii) life insurance proceeds payable under life insurance maintained by the Company for the benefit of Mr. Soto.

President and Chief Operating Officer.  Mr. Hedger’s employment agreement provides that he is entitled to receive certain benefits upon termination of his employment.

If A-G terminates Mr. Hedger’s employment agreement for other than cause or if Mr. Hedger terminates his employment agreement for Good Reason (as defined below), Mr. Hedger is entitled to receive, in addition to accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, any and all sums that would have become payable to Mr. Hedger under the employment agreement during the three-year period following the date of termination, including (i) base salary at the rate payable on the date of termination and (ii) an annual performance bonus based on the average of the bonuses paid to Mr. Hedger (including cash bonus and the value of restricted stock awarded as of the date of the award) during the three fiscal years preceding the date of termination.

The amounts covered by clauses (i) and (ii) of the preceding paragraph are to be paid in a lump sum (computed without any discount for present value) within 30 days after such termination, unless they are subject to Section 409A of the Internal Revenue Code, in which case if Mr. Hedger is a Specified Employee (as defined in Section 409A of the Internal Revenue Code) on the date of his termination, payment will be delayed for six months following such termination. In the event of Mr. Hedger’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Mr. Hedger’s death occurs. If Mr. Hedger terminates the employment agreement for Good Reason, the amounts payable are limited to the maximum amount that can be paid without incurring the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

Good Reason means a material breach of the employment agreement by A-G or the occurrence of a Defined Corporate Change (as defined above). Mr. Hedger must elect to terminate his employment agreement for Good Reason within 24 months after the occurrence of the event or events constituting Good Reason.

If Mr. Hedger’s employment with A-G is terminated for cause or if Mr. Hedger terminates the employment agreement for other than Good Reason, Mr. Hedger is entitled to receive all accrued but unpaid amounts payable under the employment agreement with respect to the period ending on the date of termination.

Mr. Hedger’s employment agreement provides that for one year after his employment terminates for any reason, Mr. Hedger is restricted from engaging, within the United States or any country, province, district, island or possession located outside the United States in which A-G or the Company does business at such time, in a business activity that competes with the business of A-G or the Company. If Mr. Hedger’s employment terminates for any reason, the employment agreement also provides that for five years after termination Mr. Hedger is restricted from (i) soliciting, employing, dealing with or otherwise interfering with any of the Company’s or A-G’s contracts or relationships with any employee, officer, director, or any independent contractor, or (ii) soliciting, dealing with or otherwise interfering with any of the Company’s or A-G’s contracts or relationships with any independent contractor, customer, client or supplier of the Company or A-G.

If Mr. Hedger’s employment terminates for any reason, the employment agreement provides that the Company will transfer to Mr. Hedger or his designee ownership of the life insurance policies (including their full cash surrender value) that the Company maintains for Mr. Hedger under his employment agreement.

Mr. Hedger is party to restricted stock award agreements with the Company with respect to (i) 6,000 shares awarded on September 24, 2009, (ii) 3,000 shares awarded on October 6, 2010, (iii) 7,500 shares awarded on August 18, 2011, (iv) 12,500 shares awarded on August 21, 2012 and (v) 12,500 shares awarded on August 14, 2013. All of the restricted stock award agreements provide that the risk of forfeiture lapses in five equal annual installments beginning on the one-year anniversary of the date of the award and ending on the five-year anniversary of the date of the award. Mr. Hedger’s restricted stock award agreements also provide that the risk of forfeiture with respect to all shares of restricted stock held by Mr. Hedger will automatically lapse on the date his employment terminates due to his retirement at or after age 65, death or disability, and immediately prior to the consummation of a Change of Control (as defined in the restricted stock award agreements). See “All Named Executive Officers” below in this section for the definition of Change of Control under the restricted stock award agreements.

The following table summarizes the estimated potential benefits that would have been payable to Mr. Hedger under his employment and restricted stock award agreements if his employment had been terminated on June 30, 2013 for the reasons set forth in the table. The amounts shown in the table do not include accrued but unpaid amounts payable under the employment agreement with respect to the period prior to the date of termination, or payments or benefits to the extent that they are provided on a non-discriminatory basis to A-G’s salaried employees generally. The amounts set forth in the table are estimates only, assuming that Mr. Hedger’s employment terminated on June 30, 2013, and do not necessarily reflect the actual amounts that would be paid to Mr. Hedger upon a termination. Actual amounts can only be determined upon termination.

Termination Without Cause or Resignation for Good Reason	Termination for Cause or Resignation Not for Good Reason		Termination Upon Disability		Termination Upon Death		Termination Upon Retirement
$2,887,295(1)	$9,035	(2)	$396,751	(3)	$1,387,716	(4)	$9,035	(2)

(1)	Comprised of (i) all sums which would have become payable to Mr. Hedger under his employment agreement during the three-year period following the date of termination, including (A) base salary at the rate payable on the date of termination and (B) an annual performance bonus based on the average of the bonuses paid to Mr. Hedger during the three fiscal years preceding the date of termination, including cash bonus and the value of restricted stock awarded as of the date of the award (22,700 of which shares would be forfeited upon termination); and (ii) the cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Hedger. If Mr. Hedger terminates his employment agreement for Good Reason, the amounts payable to Mr. Hedger are subject to reduction so that they are not subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.
(2)	Cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Hedger.
(3)	Comprised of (i) the market value of 22,700 shares of restricted stock for which the forfeiture restrictions automatically lapse on the date Mr. Hedger’s employment terminates due to his retirement at or after age 65, death or disability, based on a stock price of $17.08 per share, which is the closing price of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013 and (ii) the cash surrender value at June 30, 2013 of life insurance maintained by the Company for the benefit of Mr. Hedger.
(4)	Comprised of (i) the market value of 22,700 shares of restricted stock for which the forfeiture restrictions automatically lapse on the date Mr. Hedger’s employment terminates due to his retirement at or after age 65, death or disability, based on a stock price of $17.08 per share, which is the closing price of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013 and (ii) life insurance proceeds payable under life insurance maintained by the Company for the benefit of Mr. Hedger.

Other Named Executive Officers.  The Company has a severance compensation plan which provides for special severance benefits to employees designated by the Board of Directors if they are terminated (which includes resignation) during the 24-month period following a Defined Corporate Change (as defined above). The benefit is payable within ten days of termination of employment unless the benefit is subject to Section 409A of the Internal Revenue Code, in which case payment of the benefit shall be delayed for six months following such termination if the designated employee is a Specified Employee (as defined in Section 409A of the Internal Revenue Code) on the date of termination. The benefit shall be equal to a multiple (as pre-designated by the Executive Compensation Committee) of the sum of (i) such employee’s annualized base salary for the period immediately prior to the Defined Corporate Change, (ii) the average of such employee’s bonuses in the three highest years during the five-year period prior to termination, and (iii) certain annual medical insurance premiums previously paid by the Company for the benefit of such employee. The benefit payable under the severance compensation plan may not exceed the maximum amount that can be paid without incurring the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code. In certain circumstances, the severance compensation plan may be amended or terminated by the Board of Directors.

In fiscal year 2013, Messrs. Andrews and Espeso were the only participants in the severance compensation plan, and the benefit payable to each of Messrs. Andrews and Espeso pursuant to such plan is equal to two times the amounts listed in clauses (i), (ii) and (iii) of the preceding paragraph and is payable only if the termination is for a reason other than death, disability or retirement.

The following table shows the estimated potential benefits that would have been payable to each of Mr. Andrews and Mr. Espeso had their employment been terminated on June 30, 2013 for the reasons set forth in the table. The amounts shown in the table do not include payments or benefits provided on a non-discriminatory basis to the Company’s salaried employees generally. The amounts set forth in the table are estimates only, assuming that Mr. Andrews’ and Mr. Espeso’s employment was terminated on June 30, 2013, and do not necessarily reflect the actual amounts that would be paid to Mr. Andrews and Mr. Espeso upon a termination. Actual amounts can only be determined upon termination.

Name	Termination (Other Than for Death, Disability or Retirement) Following a Defined Corporate Change(1)	Other Termination
William C. Andrews	$731,108	—
Joseph Espeso	$837,998	—

(1)	Comprised of all sums payable to such Named Executive Officer under the severance compensation plan, including two times (A) such Named Executive Officer’s annualized base salary for the period immediately prior to the Defined Corporate Change, (B) the average of such Named Executive Officer’s three highest annual performance bonuses, including cash bonus and the value of restricted stock awarded as of the date of the award (7,700 of which shares would be forfeited by Mr. Andrews upon termination in accordance with the terms of his restricted stock award agreements and 7,700 of which shares would be forfeited by Mr. Espeso upon termination in accordance with the terms of his restricted stock award agreements), during the five-year period prior to termination, and (C) certain annual medical insurance premiums previously paid by the Company for the benefit of such Named Executive Officer. The amounts payable to each of Messrs. Andrews and Espeso under the severance compensation plan are subject to reduction so that they are not subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

All Named Executive Officers.  Each of Messrs. Soto, Hedger, Espeso and Andrews are party to restricted stock award agreements with the Company with respect to shares of restricted stock awarded to such Named Executive Officers. The shares of restricted stock subject to the restricted stock award agreements are subject to a risk of forfeiture that lapses in five equal annual installments beginning on the one-year anniversary of the date of the award and ending on the five-year anniversary of the date of the award. Each of the restricted stock award agreements for Messrs. Soto and Hedger provide that the risk of forfeiture with respect to all shares of restricted stock held by Messrs. Soto and Hedger will automatically lapse immediately prior to the consummation of a Change of Control. Each of the restricted stock award agreements for Messrs. Espeso and Andrews for awards of restricted stock under the 2006 Stock Option and Restricted Stock Plan provide that the risk of forfeiture with respect to all shares of restricted stock held by Messrs. Espeso and Andrews will automatically lapse immediately prior to the consummation of a Change of Control, unless Mr. Espeso or Mr. Andrews, as applicable, ceases to be employed with the Company upon such Change of Control or if the acquiring or successor entity (or parent thereof) in the Change of Control transaction provides for the continuance or assumption of such restricted stock award agreement or the substitution for such restricted stock award agreement of a new agreement of comparable value covering shares of a successor corporation. The restricted stock award agreement for the award made to Mr. Andrews under the 2012 Stock Incentive Plan provides that the risk of forfeiture with respect to all shares of restricted stock held by Mr. Andrews will automatically lapse immediately prior to the consummation of a Change of Control, unless the acquiring or successor entity (or parent thereof) in the Change of Control transaction provides for the continuance or assumption of such restricted stock award agreement or the substitution for such restricted stock award agreement of a new agreement of comparable value covering shares of a successor corporation. Under each of the restricted stock award agreements relating to awards made under the 2006 Stock Option and Restricted Stock Plan, “Change of Control” is defined to include:

(i)	approval by the Company’s stockholders (or Board of Directors, if stockholder action is not required) of a sale or other disposition of all or substantially all of the Company’s assets, other than to a subsidiary,
(ii)	approval by the Company’s stockholders (or Board of Directors, if stockholder action is not required) of a merger, plan of reorganization, consolidation or share exchange with any other entity, where immediately following such a transaction the holders of the Company’s voting securities or such surviving entity immediately prior to such transaction hold securities representing 50% or less of the combined voting power of the voting securities of the Company or such surviving entity immediately after such transaction, and
(iii)	any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, becomes the beneficial owner of, or obtains voting control over, more than 50% of the outstanding shares of the Company’s Common Stock.

Under each of the restricted stock award agreements relating to awards made under the 2012 Stock Incentive Plan, “Change of Control” is defined to include:

(i)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary,
(ii)	consummation of a merger, plan of reorganization, consolidation or share exchange with any other entity, where immediately following such a transaction the holders of the Company’s voting securities or such surviving entity immediately prior to such transaction hold securities representing 50% or less of the combined voting power of the voting securities of the Company or such surviving entity immediately after such transaction,
(iii)	any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, becomes the beneficial owner of, or obtains voting control over, more than 50% of the outstanding shares of the Company’s Common Stock, and
(iv)	approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

The following table shows the estimated benefits that would have been payable to each Named Executive Officer under his respective restricted stock award agreements if a Change of Control had occurred on June 30, 2013, assuming, in the case of Messrs. Espeso and Andrews only, that such Named Executive Officer’s employment was not terminated in connection with such Change of Control and the acquiring or successor entity (or parent thereof) in the Change of Control transaction did not provide for the continuance or assumption of such restricted stock award agreements or the substitution for such restricted stock award agreements of new agreements of comparable value covering shares of a successor corporation.

Name	Restricted Stock Acceleration(1)
Raymond M. Soto	$760,060
Michael C. Hedger	$387,716
Joseph Espeso	$131,516
William C. Andrews	$131,516

(1)	Represents the number of shares of restricted stock held by such Named Executive Officer subject to a risk of forfeiture as of June 30, 2013, multiplied by a stock price of $17.08 per share, which is the closing price of the Company’s Common Stock on June 28, 2013, the last business day preceding June 30, 2013. Information regarding the number of shares of restricted stock held by each Named Executive Officer that remained subject to a risk of forfeiture as of June 30, 2013 is set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End table above.

Non-Employee Directors’ Compensation in Fiscal Year 2013

Directors who are also employees of the Company or any of its subsidiaries receive no additional compensation for their service as a director. The following table sets forth all compensation paid or granted by the Company for fiscal year 2013 to each director who is not a Named Executive Officer or otherwise an employee of the Company or any of its subsidiaries.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)(5)	Option Awards ($)(6)	All Other Compensation Awards ($)(7)	Total ($)
Kevin M. Conlisk	41,000	7,135	—	1,090	49,225
Michael H. Flynn	41,000	15,697	—	1,474	58,171
George R. Kabureck	41,000	15,697	—	1,474	58,171
Stephen F. Ryan	41,000	7,135	—	1,090	49,225
Peter J. Siciliano	41,000	7,135	—	510	48,645
Gerald A. Smith	51,000	7,135	—	1,090	59,225

(1)	Represents annual director’s fees and fees earned for Board and committee meeting attendance in fiscal year 2013.
(2)	Represents the aggregate grant date fair value for all restricted stock awards or stock options, as applicable, made to each non-employee director with respect to fiscal year 2013, computed in accordance with ASC Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions made in these valuations, refer to “Note 10 — Stock Options and Restricted Stock” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year ended June 30, 2013.
(3)	Each non-employee director was granted 500 shares of restricted stock on December 3, 2012. The grant date fair value of this restricted stock award to each non-employee director computed in accordance with ASC Topic 718, Compensation — Stock Compensation is $7,135, which is calculated based on the number of shares of restricted stock awarded multiplied by $14.27, the closing price of the Company’s Common Stock on December 3, 2012, the date of grant.
(4)	Each of Messrs. Flynn and Kabureck was granted 600 shares of restricted stock on December 3, 2012, in connection with his election as a director on November 20, 2012. The grant date fair value of this restricted stock award to each of Messrs. Flynn and Kabureck computed in accordance with ASC Topic 718, Compensation — Stock Compensation is $8,562, which is calculated based on the number of shares of restricted stock awarded multiplied by $14.27, the closing price of the Company’s Common Stock on December 3, 2012, the date of grant.
(5)	As of June 30, 2013, each of Messrs. Conlisk, Ryan and Smith held (i) 200 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 25, 2009, and ending on November 25, 2013, (ii) 200 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 24, 2010, and ending on November 24, 2014, (iii) 300 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 23, 2011, and ending on November 23, 2015, (iv) 240 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 22, 2012, and ending on November 22, 2016, and (v) 500 shares of restricted stock subject to a risk of forfeiture, which lapses on December 3, 2013. As of June 30, 2013, each of Messrs. Flynn and Kabureck held (i) 200 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 25, 2009, and ending on November 25, 2013, (ii) 200 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 24, 2010, and ending on November 24, 2014, (iii) 300 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 23, 2011, and ending on November 23, 2015, (iv) 240 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 22, 2012, and ending on November 22, 2016, (v) 500 shares of restricted stock subject to a risk of forfeiture, which lapses on December 3, 2013, and (vi) 600 shares of restricted stock subject to a risk of forfeiture, which lapses in three equal annual installments beginning on December 3, 2013, and ending on December 3, 2015. As of June 30, 2013, Mr. Siciliano held (i) 240 shares of restricted stock subject to a risk of forfeiture, which lapses in five equal annual installments beginning on November 22, 2012 and ending on November 22, 2016, and (ii) 500 shares of restricted stock subject to a risk of forfeiture, which lapses on December 3, 2013.
(6)	As of June 30, 2013, Mr. Ryan had outstanding options for an aggregate of 7,500 shares of the Company’s Common Stock, of which 3,750 were exercisable, each of Messrs. Conlisk, Siciliano and Smith had outstanding options for an aggregate of 5,625 shares of the Company’s Common Stock, of which none were exercisable, and each of Messrs. Flynn and Kabureck had outstanding options for an aggregate of 1,875 shares of the Company’s Common Stock, of which none were exercisable.
(7)	“All Other Compensation” for each of Messrs. Conlisk, Flynn, Kabureck, Ryan, Siciliano and Smith is composed of dividends paid during fiscal year 2013 on restricted stock awards subject to risk of forfeiture.

In fiscal year 2013, non-employee directors received a $20,000 director’s fee ($30,000 for the Chairman of the Audit Committee), and a fee of $3,000 for attendance at each meeting of the Board of Directors. The non-employee directors do not receive any additional fees for attendance at committee meetings.

Under the Company’s 2012 Stock Incentive Plan, each non-employee director is eligible to receive grants of non-qualified or compensatory stock options and awards of restricted stock for up to a combined annual maximum of 3,000 shares of Common Stock per non-employee director. The foregoing grants and awards are made at the discretion of the Executive Compensation Committee, and are the only grants and awards permitted to be made under the 2012 Stock Incentive Plan to the non-employee directors.

Risk Analysis of the Company’s Compensation Policies and Practices

The Company does not believe that its compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Company is requesting stockholder approval, on an advisory (non-binding) basis, of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the success of the Company. Under these programs, the Named Executive Officers are rewarded on a basis aligned with the interests of the Company’s stockholders. Please read the “Compensation Discussion and Analysis” beginning on page 12 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.

The Executive Compensation Committee periodically reviews the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with the interests of the stockholders. The Company believes that the information provided within the Executive Compensation section of this Proxy Statement demonstrates that the Company’s executive compensation programs are designed appropriately and are working to ensure management’s interests are aligned with the stockholders’ interests to support long-term value creation. As described in detail under “Compensation Discussion and Analysis,” the compensation programs for the Named Executive Officers reflect a balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over periods of up to five years). The Company believes its compensation programs deliver reasonable pay that provides appropriate incentives, are linked to the Company’s performance over time and reward sustained performance aligned with long-term stockholder interests, without encouraging excessive risk-taking. The Company’s executive compensation programs are also designed to attract and to retain highly-talented executive officers who are critical to the success of the Company.

Accordingly, the Board of Directors recommends that the stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and, therefore, not binding on the Company, the Executive Compensation Committee or the Board of Directors. To the extent there is a substantial vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

McGladrey LLP (“McGladrey”) served as the Company’s independent accountants for the fiscal year ending June 30, 2013. The Company’s Audit Committee has appointed McGladrey as the Company’s independent accountants for the fiscal year beginning July 1, 2013. At the Annual Meeting of Stockholders, the stockholders will consider and vote on the ratification of the appointment of McGladrey as the Company’s independent accountants for the fiscal year beginning July 1, 2013. Representatives of McGladrey will be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from stockholders.

The Board of Directors is submitting the appointment of McGladrey to the stockholders for ratification, even though stockholder ratification of the appointment of McGladrey is not required by the Company’s bylaws or otherwise. If the Company’s stockholders fail to ratify the appointment of McGladrey, the Audit Committee will consider whether or not to retain McGladrey. In such event, the Audit Committee may retain McGladrey notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent accountants, may in its discretion, direct the appointment of different independent accountants at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as the Company’s independent accountants for the fiscal year beginning July 1, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements for the fiscal year ended June 30, 2013 with management and McGladrey LLP, the Company’s independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent accountants’ independence with the independent accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

The Audit Committee also reviewed the fees paid to McGladrey LLP during fiscal year 2013 and determined that the services provided by McGladrey LLP are compatible with maintaining its independence.

Audit Committee
Gerald A. Smith, Chairman
Kevin M. Conlisk
Peter J. Siciliano

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Audit and Non-Audit Fees

The following table sets forth fees billed to the Company by McGladrey for the fiscal years ended June 30, 2013 and 2012:

	2013	2012
Audit Fees	$426,200	$404,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees include fees billed for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, reviews of unaudited financial statements included in the Company’s quarterly reports on Form 10-Q and, for fiscal year 2013, assistance in connection with the Company’s filing of a registration statement on Form S-8 relating to the offering of shares of the Company’s Common Stock pursuant to the Company’s 2012 Stock Incentive Plan.

Audit Committee Pre-Approval Policy

The Audit Committee must approve in advance all audit and non-audit services (except as permitted by law) provided to the Company by independent accountants. All of the audit fees disclosed in the table above were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons owning more than 10% of the Company’s Common Stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these filings received by the Company, the Company believes that such Reporting Persons complied with all Section 16(a) filing requirements applicable to Reporting Persons during the fiscal year ended June 30, 2013, except for (i) Form 4s for Messrs. Soto, Hedger and Andrews reporting the award of 12,500 shares, 12,500 shares and 2,000 shares, respectively, of restricted Common Stock on August 21, 2012, which Form 4s were required to be filed by August 23, 2012, and were filed on August 27, 2012, and (ii) a Form 4 for Mr. Hedger reporting the purchase of 25,235 shares of Common Stock on November 21, 2012, which Form 4 was required to be filed by November 26, 2012, and was filed on November 27, 2012.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established procedures for stockholders to send communications regarding issues or concerns with respect to the Company’s business or the functions of the Board of Directors directly to the Company’s Board of Directors. Stockholders may communicate with the Board of Directors as a group or individually by writing to: The Office of the Secretary at the Company’s offices at Four Duke Place, Norwalk, Connecticut 06854. The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” as the case may be. All such letters must identify the author as a stockholder of the Company and, if the letter is a “Stockholder-Director Communication,” clearly state the name or names of the intended director recipients. If not adequately set forth in the letter, the Secretary may require reasonable evidence that a communication is made by a stockholder of the Company before transmitting the communication to the Board of Directors or individual director. If a stockholder wishes the communication to be confidential, the stockholder must clearly indicate on the envelope that the communication is “Confidential.” Stockholder communications will be forwarded by the Secretary to the Chairman of the Board of Directors for distribution to the Board of Directors at the next regularly scheduled meeting of the Board of Directors or at such earlier time as the Chairman deems appropriate, or to the individual director(s) identified.

STOCKHOLDER PROPOSALS

Pursuant to Securities Exchange Act Rule 14a-8, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s Annual Meeting of Stockholders, any stockholder proposals must be received by the Company’s Secretary at Four Duke Place, Norwalk, Connecticut 06854, on or before June 26, 2014. All proposals must also comply with the applicable requirements of the federal securities laws in order to be included in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders.

A stockholder who wishes to bring business before the 2014 Annual Meeting of Stockholders that will not be included in the Company’s proxy statement and form of proxy must be a stockholder of record at the time notice of the proposal is delivered to the Company’s Secretary, must be entitled to vote at the meeting, and must provide written notice of the proposal to the Company’s Secretary at Four Duke Place, Norwalk, Connecticut 06854, no earlier than the close of business on August 28, 2014 and no later than the close of business on September 17, 2014. Such business must be a proper matter for stockholder action, and the notice must contain certain information and representations and otherwise comply with the requirements set forth in the Company’s Bylaws.

OTHER MATTERS

The Board of Directors does not know of any matters that may come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders and in this Proxy Statement. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or facsimile, by regular employees of the Company or others affiliated with the Company. The Company may engage a proxy solicitation firm to assist in the solicitation of proxies and the cost, if any, for such service will be paid by the Company. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending or forwarding proxy material to principals.

All stockholders are urged to execute, date and return promptly the enclosed form of proxy in the enclosed return envelope, regardless of whether they intend to be present in person at the Annual Meeting.

By Order of the Board of Directors,
WILLIAM C. ANDREWS,
Secretary

Norwalk, Connecticut
Dated: October 24, 2013

Admission Ticket

Annual Meeting

of

BOLT TECHNOLOGY CORPORATION

Tuesday, November 26, 2013

10:00 a.m. EST

Doubletree Hotel

789 Connecticut Avenue

Norwalk, Connecticut 06854

The Proxy Statement and the Company's Annual Report to Stockholders are also available at http://www.bolt-technology.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BOLT TECHNOLOGY CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BOLT TECHNOLOGY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 26, 2013

The undersigned hereby appoints Raymond M. Soto and William C. Andrews proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Bolt Technology Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held November 26, 2013 or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1, AND "FOR" THE PROPOSALS SET FORTH IN ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

BOLT TECHNOLOGY CORPORATION

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Annual Meeting of Stockholders

November 26, 2013 at 10:00 a.m. EST

Doubletree Hotel
789 Connecticut Avenue
Norwalk, Connecticut 06854

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Item 1. **ELECTION OF DIRECTORS**
Nominees:
Class whose term expires in 2016: 01 - Joseph Espeso 02 - Michael C. Hedger 03 - Stephen F. Ryan

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark here and mark the corresponding numbered box(es) to the right

01	02	03
☐	☐	☐

	For	Against	Abstain
Item 2. Advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐
Item 3. Ratification of appointment of McGladrey LLP as independent accountants for the fiscal year beginning July 1, 2013.	☐	☐	☐

Item 4. To transact in their discretion such other business as may properly come before the meeting, or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X BOLT1

01PSQB

174029_Company_Blanks_Proxy_Proxy/000001/000001/i